Exhibit No. 4.6

DESCRIPTION OF SABRE CORPORATION’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of the material terms of the common stock, $0.01 par value per share (the “common stock”), of Sabre Corporation (the “Company,” “we,” “our” or “us”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description may not contain all of the information that is important to you. To understand them fully, you should read our fourth amended and restated certificate of incorporation (the “Certificate of Incorporation”) and fifth amended and restated bylaws (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K, as well as the relevant portions of the Delaware General Corporation Law, as amended (“DGCL”).
Description of Common Stock
General. Our Certificate of Incorporation authorizes the issuance of up to 1 billion shares of common stock, par value $0.01. None of our outstanding common stock has been designated as non-voting.
Voting Rights. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except for the election of directors, if a quorum is present, an action on a matter is approved if the votes cast favoring the action or matter exceed the votes cast against the action or matter, unless the vote of a greater number is required by applicable law, the DGCL, our Certificate of Incorporation or our Bylaws. The election of directors in an uncontested election will be determined by a majority of the votes cast with respect to that director’s election, requiring the number of votes cast “for” a director’s election to exceed the number of votes cast “against” that director. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Dividends. Holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.
Liquidation, Dissolution, and Winding Up. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.
Preemptive Rights. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking funds provisions applicable to our common stock.
Assessment. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock
Our Certificate of Incorporation authorizes the issuance of up to 225 million shares of preferred stock. Under our Certificate of Incorporation, our board of directors may issue additional shares of preferred stock, without stockholder approval, in such series and with such designations, preferences, conversion or other rights, powers, including voting powers, and qualifications, limitations or restrictions thereof, as the board of directors deems appropriate. The board of directors could, without stockholder approval, issue shares of preferred stock with voting, conversion and other rights that could adversely affect the voting power and impact other rights of the holders of the common stock. Our board of directors may issue shares of preferred stock as an anti-takeover measure without any further action by the holders of common stock. This may have the effect of delaying, deferring or preventing a change of control of our company by increasing the number of shares necessary to gain control of the company.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws
Our Certificate of Incorporation and our Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor. These provisions include:
Classified Board. Our Certificate of Incorporation provides that, commencing with the 2021 annual meeting of stockholders, the classification of our board of directors shall cease and all directors will be elected annually. However, directors elected to three year terms at the 2018 annual meeting of stockholders continue to serve the remainder of their elected terms. The remaining classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors is fixed exclusively pursuant to a resolution adopted by the board of directors, provided that, the board of directors shall consist of not fewer than five directors, nor more than thirteen directors.
Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 1 billion shares of common stock and 225 million shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our Certificate of Incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change of control. The preferred stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” Our board of directors is able to implement a shareholder rights plan without further action by our stockholders. The board of directors does not intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Action by Written Consent. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual meeting or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.
Special Meetings of Stockholders. Our Certificate of Incorporation provides that special meetings of our stockholders may be called only by our board of directors or the chairman of the board of directors. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.
Advance Notice Procedures. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our Bylaws, the board of directors may adopt by resolution the rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the board of directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.
Proxy Access. Our Bylaws permit a qualified stockholder or group of stockholders to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders. To qualify, the stockholder (or group of up to 20 stockholders) must have continuously owned for at least three years 3% or more of our outstanding common stock. The maximum number of stockholder nominees permitted under the proxy access provisions of our Bylaws is generally the greater of (x) two or (y) 20% of the total number of our directors in office (rounded down to the nearest whole number) as of the last day on which notice of a nomination may be delivered. Notice of a nomination under these provisions must generally be received at our principal executive offices no earlier than 150 days and no later than 120 days before the anniversary of the date that we commenced mailing of our definitive proxy statement for the previous year’s annual meeting of stockholders. The notice must contain certain information specified in our Bylaws. The complete proxy access provisions for director nominations are set forth in our Bylaws.
Business Combinations with Interested Stockholders
Pursuant to our Certificate of Incorporation, we are subject to the provisions of Section 203 of the DGCL, which regulates business combinations with “interested stockholders.”
Corporate Opportunities
Our Certificate of Incorporation provides that we renounce, to the fullest extent permitted by applicable law, any interest or expectancy in the business opportunities of certain Exempted Persons (as defined in our Certificate of Incorporation). In addition our Certificate of Incorporation provides that the Exempted Persons have no obligation to offer us or even communicate to us an opportunity to participate in business opportunities presented to such Exempted Person even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses of which we or our affiliates now engage or propose to engage) and that, to the fullest extent permitted by applicable law, the Exempted Persons will not be liable to us or our stockholders for breach of any duty by reason of any such activities described immediately above. Stockholders are deemed to have notice of and consented to this provision of our Certificate of Incorporation.
Limitation of Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Our Bylaws provide that we will indemnify, to the fullest extent permitted by the DGCL, any person made or threatened to be made a party to any action or is involved in a proceeding by reason of the fact that the person is or was our director or officer, or our director or officer who, while a director or officer, is or was serving at our request as a director, officer, employee, agent or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or non-profit entity, including service with respect to an employee benefit plan. Our Bylaws also provide that, subject to applicable law, we may, by action of our board of directors, grant rights to indemnification and advancement of expenses to persons other than our directors and officers with such scope and effect as the board of directors may then determine. We have entered into customary indemnification agreements with each of our directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Choice of Forum
Our Certificate of Incorporation provides that unless we consent to the selection of an alternate forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation or Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation.
Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.
Exchange
Our common stock is listed on The NASDAQ Stock Market under the symbol “SABR.”